Exhibit 99.1

Media

Jerry Grasso

EarthLink

404-748-7208

404-822-2047 (mobile)

grassoj@corp.earthlink.net

Investors

Michael Gallentine

EarthLink

404-748-7153

404-395-5155 (mobile)

gallentineml@corp.earthlink.net

EARTHLINK ANNOUNCES THIRD QUARTER EARNINGS

Major Announcements Include Corporate Restructuring Efforts

Preliminary Agreement by SK Telecom to Provide
Additional Funding for Helio Joint Venture

Expect 4th Quarter to Generate Positive Net Income
Before Facility Exit and Restructuring Charges

ATLANTA, October 25, 2007– EarthLink, Inc. (NASDAQ: ELNK) today announced financial results for its third quarter ended September 30, 2007. Highlights include:

•                  Revenue of $298.8 million

•                  Loss from operations of $(35.9) million

•                  Net loss of $(79.4) million, or $(0.65) per share, which includes a $(41.9) million, or $(0.34) per share, Helio equity loss and a $(54.8) million, or $(0.45) per share, facility exit and restructuring charge

•                  Adjusted EBITDA (a non-GAAP measure) of $37.9 million

 “The third quarter was transformational for EarthLink as the company began implementing its restructuring efforts. These changes will significantly reduce the cost structure for both our existing services as well as our various growth initiatives,” said Rolla P. Huff, EarthLink’s president and chief executive officer. “A key component of our restructuring was our decision to reduce sales and marketing spending as we reduce activity costs aimed at attracting potentially unprofitable new subscribers.

“One thing remained constant – EarthLink’s recognized leadership providing quality service to the ISP market. In September, we were ranked highest in two J.D. Power and Associates customer satisfaction segments; proving once again that consumers see quality and value in the products and services we provide,” Huff added.

“EarthLink also announced that SK Telecom had preliminarily agreed to an additional investment of up to $270 million in Helio. This incremental investment would allow Helio to continue to grow and permit EarthLink to retain a meaningful ownership interest in a fast-growing and innovative wireless service, while not requiring the company to provide additional capital,” said Huff.

 “Combined, the restructuring and Helio announcements materially alter the risk profile and potential returns to EarthLink shareholders. While EarthLink is participating in some potentially attractive growth opportunities, the company is no longer investing significant amounts of current operating cash,” added Kevin Dotts, EarthLink’s chief financial officer. “However, due to the timing of the restructuring, only limited benefits of the restructuring are reflected in our third quarter results.

“Prospectively, we expect EarthLink to generate positive net income before facility exit and restructuring charges in the 4th quarter, and believe our future free cash flow and returns to shareholders will be significantly improved as a result of this restructuring effort,” Dotts stated.

Financial and Operating Results

In August 2007, the Board of Directors of EarthLink approved a restructuring plan to reduce operating costs and improve the efficiency of the organization. Under the plan, the company is reducing its workforce by approximately 900 employees, consolidating its office facility in Atlanta and closing certain office facilities, including Orlando, Knoxville, Harrisburg and San Francisco. The plan is being implemented during the third and fourth quarters of 2007.

While these actions will negatively impact revenue in the near-term, they result in more free cash flow and improved operating margins.

Revenue

During the third quarter, EarthLink continued to see growth in its consumer value added services revenue which increased to $31.9 million, or 6.8 percent. Driving this increase was growth in advertising, search and incremental services compared to the third quarter of 2006. This increase was offset by a decline in consumer access services revenue to $219.4 million, or 13.1 percent, driven by declines in narrowband subscribers. Additionally, business services revenues decreased to $46.8 million, or 2.9 percent. This was due to decreases in legacy business services like web-hosting and business narrowband, partially offset by increases in small and medium enterprise access services. Overall revenues decreased to $298.8 million, or 9.8 percent, compared to the third quarter of 2006.

Profitability and Other Financial Measures

EarthLink’s core access services continued to generate significant cash. During the quarter, adjusted EBITDA from core access services (a non-GAAP measure, see definition in “Non-GAAP Measures” below) reached $61.4 million, compared to $60.4 million in the third quarter of 2006. In addition to reducing core support service expense, EarthLink reduced the cost structures related to its various growth initiatives.

Consequently, for the third quarter of 2007, adjusted EBITDA (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $37.9 million, an 8.2 percent increase compared to the third quarter of 2006.

The decrease in spending related to the growth initiatives noted above was offset by a $15.7 million increase in the Helio equity loss and a $5.8 million net loss on other investments, and resulted in a net loss before facility exit and restructuring costs (a non-GAAP measure, see definition in “Non-GAAP Measures” below) of $(24.6) million compared to $(3.2) million in the third quarter of 2006. The net loss for the quarter was $(79.4) million, or $(0.65) per share, compared to $(3.2) million, or $(0.02) per share, in the prior year quarter.

The net loss included $54.8 million of facility exit and restructuring costs including $33.9 million for people-related costs; $0.7 million for facilities-related costs; $10.5 million for asset impairments; and $9.7 million for other associated costs.

Helio Operating Performance and Profitability

In the third quarter, EarthLink provided Helio with a $30 million loan to cover day-to-day operations. Additionally, EarthLink announced that SK Telecom will potentially invest up to $270 million in Helio. EarthLink will not be required to participate in future funding rounds, and will retain a meaningful ownership stake. The definitive amended joint venture agreements are expected to be finalized in the near future.

During the quarter, Helio continued to grow its business and expand its service and device offerings.  Helio launched additional unique mobile services such as a new MySpace mobile application that rivals the speed and functionality of the Web, and YouTube optimized for mobile with exclusive video instant upload capabilities with only two-clicks.  Continuing to expand their offering to business users, Mail for Microsoft Exchange was introduced for Ocean, allowing users to wirelessly sync this device with email, calendar and contacts from their companies’ Exchange Server.  Helio also continued to expand its portfolio to the most popular form factor in the U.S., launching Fin, the thinnest folder handset available in the market.

In the third quarter Helio generated $51.7 million in revenue, while its net loss was $(92.3) million, as it continued to make investments in infrastructure, products and marketing to support future growth.

Balance Sheet and Cash Flow

Free cash flow (a non-GAAP measure, see definition in “Non-GAAP Measures” below) was $18.9 million during the third quarter of 2007 compared to $23.7 million in the third quarter of 2006. The decrease was the result of an increase in capital expenditures and subscriber base acquisitions, offset by the decrease in activity related to EarthLink’s growth initiatives.

During the quarter, the company had capital expenditures, including subscriber base acquisitions, of $19.0 million. Additionally, EarthLink’s board approved an additional $200 million for share repurchases. The company repurchased 3.9 million shares of its outstanding common stock for $25.0 million and has $270.3 million remaining under the authorized share repurchase program.

EarthLink ended the third quarter with $333.8 million in cash and marketable securities, an increase of $175.7 million from the prior year quarter.

Non-GAAP Measures

Adjusted EBITDA is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit and restructuring costs.

Adjusted EBITDA from core access services is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation expense under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, facility exit and restructuring costs, and net investments in growth initiatives.

Net income (loss) before facility exit and restructuring costs is defined as GAAP net income (loss) before facility exit and restructuring costs.

Free cash flow is defined as income (loss) from operations before facility exit and restructuring costs, stock-based compensation expense under SFAS No. 123(R) and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases.

Adjusted EBITDA, adjusted EBITDA from core access services, net income (loss) before facility exit and restructuring charges, and free cash flow are non-GAAP financial performance measures. They should not be considered in isolation or as an alternative to measures determined in accordance with U.S. generally accepted accounting principles. Please refer to the Consolidated Financial Highlights for a reconciliation of these non-GAAP financial performance measures to the most comparable measures reported in accordance with U.S. generally accepted accounting principles and Footnote 1 of the Consolidated Financial Highlights for a discussion of the presentation, comparability and use of such financial performance measures.

Business Outlook

These statements are forward-looking, and actual results may differ materially. See comments under “Cautionary Information Regarding Forward-Looking Statements” below. EarthLink undertakes no obligation to update these statements.

Management is reiterating its previously issued 2007 guidance and continues to expect revenues to be $1.190 billion to $1.210 billion and adjusted EBITDA is expected to be between $135 million to $145 million. However, under GAAP equity method accounting, EarthLink will no longer record a net loss for our equity interest in Helio as its investment balance was reduced to zero during the third quarter of 2007. As a result, in the fourth quarter, the company now expects a significant increase in net income before facility exit and restructuring costs. For the fourth quarter of 2007, EarthLink expects net income before facility exit and restructuring costs to be $30 million to $40 million. For the full year, management expects a net loss before facility exit and restructuring costs of $(30) million to $(40) million.

For 2008, EarthLink is reiterating that the company continues to expect to generate cash from operations in the $200 to $240 million range. Additionally, as EarthLink will not be required to record any Helio losses in 2008, the company expects a significant portion of its cash flow from operations will be reflected in net income. Consequently, EarthLink expects to generate positive net income for 2008. The company does not expect to be a significant cash tax payer due to the significant net operating loss tax benefit EarthLink presently maintains. Management expects to further refine these preliminary financial estimates when the company provides its customary yearly guidance with the release of full year 2007 results.

Conference Call for Analysts and Investors

Investors in the U.S. and Canada interested in participating in the conference call on October 25, 2007 at 8:30 a.m. Eastern Daylight Time (EDT) may dial 1-800-706-0730 and reference the EarthLink call. Other international investors may dial 1-706-634-5173 and also reference the EarthLink call. EarthLink recommends dialing into the call approximately 10 minutes prior to the scheduled start time. Investors also will have the opportunity to listen to a live Webcast of the conference call via the Internet at the following site: http://ir.earthlink.net/

A taped replay will be available beginning at 10:30 a.m. EDT on October 25, 2007 through midnight on November 1, 2007 by dialing 1-800-642-1687. International callers should dial 1-706-645-9291. The replay confirmation code is 19311942.

The Webcast of this call will be archived on EarthLink’s site at: http://ir.earthlink.net/events.cfm

About EarthLink

“EarthLink. We revolve around you™.” As the nation’s next generation Internet service provider, Atlanta-based EarthLink has earned an award-winning reputation for outstanding customer service and its suite of online products and services. EarthLink offers what every user should expect from their Internet experience: high-quality connectivity, minimal online intrusions and customizable features. Whether it’s dial-up, high-speed, voice, web hosting, wireless or “EarthLink Extras” like home networking or security, EarthLink connects people to the power and possibilities of the Internet. Learn more about EarthLink by calling (800) EARTHLINK or visiting EarthLink’s Web site at www.EarthLink.net.

# # #

Cautionary Information Regarding Forward-Looking Statements

This press release includes “forward-looking” statements (rather than historical facts) that are subject to risks and uncertainties that could cause actual results to differ materially from those described. Although we believe that the expectations expressed in these forward-looking statements are reasonable, we cannot promise that our expectations will turn out to be correct. Our actual results could be materially different from and worse than our expectations. We disclaim any obligation to update any forward-looking statements contained herein, except as may be required pursuant to applicable law. With respect to forward-looking statements in this press release, the company seeks the protections afforded by the Private Securities Litigation Reform Act of 1995. These risks include, without limitation, (1) that we might not realize the benefits we are seeking from the corporate restructuring plan announced on August 28, 2007 and that our corporate restructuring plan might have a negative effect on our efforts to maintain our subscribers and our relationship with our business partners; (2) that we may not successfully enhance existing or develop new products and services in a cost-effective manner to meet customer demand in the rapidly evolving market for Internet, wireless and IP-based voice communications services, including new products and services offered in connection with our voice and municipal broadband network growth initiatives, which we do not expect to be profitable in their early stages; (3) that our service offerings may fail to be competitive with existing and new competitors; (4) that competitive product, price or marketing pressures could cause us to lose existing customers to competitors (churn), or may cause us to reduce prices for our services which could adversely impact average revenue per user; (5) that we may be unsuccessful in making and integrating acquisitions into our business, which could result in operating difficulties, losses and other adverse consequences; (6) that the continued decline of our narrowband revenues could adversely affect our profitability and adversely impact our ability to invest in other initiatives; (7) that we may not be able to successfully manage the costs associated with delivering our wireline broadband services, which could adversely affect our ability to grow or sustain revenues and our profitability; (8) that companies may not provide last mile broadband access to us on a wholesale basis or on terms or at prices that allow us to grow and be profitable; (9) that our commercial and alliance arrangements may be terminated or may not be as beneficial as anticipated, which could adversely affect our ability to increase our subscriber base; (10) that our business may suffer if our third-parties for technical and customer support and certain billing services are unable to provide these services, cannot expand to meet our needs or terminate their relationships with us; (11) that service interruptions or impediments could harm our business; (12) that government regulations could force us to change our business practices; (13) that changes in, or interpretations of, laws regarding consumer protection could subject us to liability or cause us to change our practices; (14) that we may not be able to protect our proprietary technologies or successfully defend infringement claims and may be required to enter licensing arrangements on unfavorable terms; (15) that we may be accused of infringing upon the intellectual property rights of third parties, which is costly to defend and could limit our ability to use certain technologies in the future; (16) that we could face substantial liabilities if we are unable to successfully defend against legal actions; (17) that our business depends on the continued development of effective business support systems, processes and personnel; (18) that we may be unable to hire and retain sufficient qualified personnel, and the loss of any of our key executive officers could adversely affect us; (19) that we may not obtain a sufficient number of wireless broadband customers in a municipality to generate a sufficient return on our investment in a wireless broadband network in that municipality; (20) that certain aspects of our VoIP service are not the same as traditional telephone service, which may limit the acceptance of our services by mainstream consumers and our potential for growth; (21) that our E911 emergency services are different from those offered by traditional wireline telephone companies and may expose us to significant liability; (22) that our ability to provide our VoIP service is dependent upon third-party facilities and equipment, the failure of which could cause delays or interruptions of our service, damage our reputation, cause us to lose customers and limit our growth; (23) that we may not realize the benefits we are seeking from our investments in the HELIO joint venture or other investment activities as a result of lower than predicted revenues or subscriber levels of the companies in which we invest, larger funding requirements for those companies or otherwise; (24) that our stock price has been volatile historically and may continue to be volatile; (25) that our indebtedness could adversely affect our financial health and limit our ability to react to changes in our industry or to implement our strategic initiatives; (26) that we may be unable to repurchase our convertible senior notes for cash when required by the holders, including following a fundamental change, or to pay the cash portion of the conversion value upon conversion of any notes by the holders; (27) that the convertible note hedge and warrant transactions may affect the value of our common stock; and (28) that some provisions of Delaware law, our second restated certificate of incorporation and amended and restated bylaws may be deemed to have an anti-takeover effect and may delay or prevent a tender offer to takeover attempt that a stockholder might consider in its best interest. These risks and uncertainties, as well as other risks and uncertainties that could cause our actual results to differ significantly from management’s expectations, are not intended to represent a complete list of all risks and uncertainties inherent in our business, and should be read in conjunction with the more detailed cautionary statements and risk factors included in our Annual Report on Form 10-K for the year ended December 31, 2006, as amended.

EARTHLINK, INC.

Unaudited Condensed Consolidated Statements Of Operations

(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Revenues:
Access and service	$300,613	$266,214	$887,878	$835,284
Value-added services	30,696	32,550	85,239	100,089
Total revenues	331,309	298,764	973,117	935,373

Operating costs and expenses:
Service and equipment costs	112,790	108,974	313,163	330,604
Sales incentives	2,644	3,918	7,313	13,993
Total cost of revenues	115,434	112,892	320,476	344,597

Sales and marketing	92,908	73,467	287,923	248,284
Operations and customer support	66,683	60,480	193,904	192,426
General and administrative	33,286	29,157	95,937	104,027
Amortization of intangible assets	3,372	3,836	8,407	10,874
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Total operating costs and expenses	311,683	334,652	906,530	955,028

Income (loss) from operations	19,626	(35,888)	66,587	(19,655)
Net losses of equity affiliate	(26,174)	(41,895)	(49,116)	(111,295)
Gain (loss) on investments in other companies, net	25	(5,810)	377	(5,600)
Interest income and other, net	3,272	4,182	11,822	11,282
Income (loss) before income taxes	(3,251)	(79,411)	29,670	(125,268)
Provision (benefit) for income taxes	(69)	(30)	(69)	365
Net income (loss)	$(3,182)	$(79,381)	$29,739	$(125,633)

Basic net income (loss) per share	$(0.02)	$(0.65)	$0.23	$(1.02)
Diluted net income (loss) per share	$(0.02)	$(0.65)	$0.22	$(1.02)
Basic weighted average common shares outstanding	128,321	121,864	130,863	122,772
Diluted weighted average common shares outstanding	128,321	121,864	132,769	122,772

EARTHLINK, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA (2)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net income (loss)	$(3,182)	$(79,381)	$29,739	$(125,633)
Provision (benefit) for income taxes	(69)	(30)	(69)	365
Depreciation and amortization	11,986	14,685	33,796	40,803
Stock-based compensation expense	3,424	4,303	10,826	15,081
Net losses of equity affiliate	26,174	41,895	49,116	111,295
Gain (loss) on investments in other companies, net	(25)	5,810	(377)	5,600
Interest income and other, net	(3,272)	(4,182)	(11,822)	(11,282)
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Adjusted EBITDA (2)	$35,036	$37,920	$111,092	$91,049

Depreciation - cost of revenues	$4,498	$5,977	$13,852	$17,119
Depreciation - other	4,116	4,872	11,537	12,810
Amortization of intangible assets	3,372	3,836	8,407	10,874
Depreciation and amortization	$11,986	$14,685	$33,796	$40,803

EARTHLINK, INC.

Reconciliation of Net Income (Loss) to Adjusted EBITDA from Core Access Services (2)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net income (loss)	$(3,182)	$(79,381)	$29,739	$(125,633)
Provision (benefit) for income taxes	(69)	(30)	(69)	365
Depreciation and amortization	11,986	14,685	33,796	40,803
Stock-based compensation expense	3,424	4,303	10,826	15,081
Net losses of equity affiliate	26,174	41,895	49,116	111,295
Gain (loss) on investments in other companies, net	(25)	5,810	(377)	5,600
Interest income and other, net	(3,272)	(4,182)	(11,822)	(11,282)
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Net investments in growth initiatives	25,361	23,480	63,328	85,972
Adjusted EBITDA from core access services (2)	$60,397	$61,400	$174,420	$177,021

EARTHLINK, INC.

Reconciliation of Net Income (Loss) to Net Income (Loss) Before Facility Exit and Restructuring Costs (2)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Net income (loss)	$(3,182)	$(79,381)	$29,739	$(125,633)
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Net income (loss) before facility exit and restructuring costs (2)	$(3,182)	$(24,561)	$29,622	$(70,813)

EARTHLINK, INC.

Reconciliation of Income (Loss) From Operations to Free Cash Flow (2)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007

Income (loss) from operations	$19,626	$(35,888)	$66,587	$(19,655)
Depreciation and amortization	11,986	14,685	33,796	40,803
Stock-based compensation expense	3,424	4,303	10,826	15,081
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Purchases of property and equipment	(10,538)	(15,489)	(24,395)	(42,317)
Purchases of subscriber bases	(841)	(3,552)	(2,636)	(6,501)
Free cash flow (2)	$23,657	$18,879	$84,061	$42,231

EARTHLINK, INC.

Reconciliation of Guidance Provided in Non-GAAP Measures (2)

(in millions)

	Quarter	Year
	Ending	Ending
	December 31,	December 31,
	2007	2007
Net income (loss)	$15 - $35	$(90) - $(110)
Facility exit and restructuring costs	5 - 15	60 - 70
Net income (loss) before facility exit and restructuring costs (2)	$30 - $40	$(30) - $(40)
Depreciation	11	41
Amortization of intangible assets	3	14
Stock-based compensation expense	3	18
Net losses of equity affiliate	—	111
Gain (loss) on investments in other companies, net	—	6
Interest income and other, net	(3)	(15)
Adjusted EBITDA (2)	$44 - $54	$135 - $145

EARTHLINK, INC.

Supplemental Financial Data and Key Operating Metrics

	September 30,	December 31,	June 30,	September 30,
	2006	2006	2007	2007
	(in thousands)
Balance Sheet Data
Cash and marketable securities	$158,187	$394,776	$383,367	$333,849
Long-term debt	—	258,750	258,750	258,750
Stockholders’ equity	501,295	458,664	418,209	324,686

Employee Data
Number of employees at end of period (4)	2,250	2,210	2,076	1,426

	September 30,	December 31,	June 30,	September 30,
	2006	2006	2007	2007
Subscriber Data (5)
Consumer services
Narrowband access subscribers	3,285,000	3,261,000	3,042,000	2,856,000
Broadband access subscribers (6)	1,797,000	1,831,000	1,092,000	1,093,000
Total consumer subscribers	5,082,000	5,092,000	4,134,000	3,949,000

Business services
Narrowband access subscribers	43,000	40,000	31,000	30,000
Broadband access subscribers	69,000	69,000	70,000	68,000
Web hosting accounts	116,000	112,000	106,000	104,000
Total business subscribers	228,000	221,000	207,000	202,000

Total subscribers at end of period	5,310,000	5,313,000	4,341,000	4,151,000

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Subscriber Activity
Subscribers at beginning of period	5,344,000	4,341,000	5,315,000	5,313,000
Gross organic subscriber additions	683,000	504,000	2,097,000	1,645,000
Acquired subscribers	5,000	32,000	76,000	65,000
Adjustment (7)	—	—	—	(753,000)
Churn	(722,000)	(726,000)	(2,178,000)	(2,119,000)
Subscribers at end of period	5,310,000	4,151,000	5,310,000	4,151,000

Churn Rate (8)	4.5%	5.7%	4.5%	5.0%

Consumer Data
Average subscribers (9)	5,099,000	4,031,000	5,132,000	4,489,000
ARPU (10)	$18.45	$20.78	$18.63	$19.60
Churn rate (8)	4.6%	5.9%	4.6%	5.1%

Business Data
Average subscribers (9)	231,000	204,000	209,000	211,000
ARPU (10)	$70.68	$77.56	$59.84	$75.58
Churn rate (8)	2.6%	2.4%	2.8%	2.6%

EARTHLINK, INC.

Supplemental Schedule of Segment Information (3)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2007	2006	2007
Consumer Services
Revenues
Access and service	$252,390	$219,381	$774,808	$694,169
Value-added services	29,869	31,912	85,635	97,891
Total revenues	282,259	251,293	860,443	792,060
Cost of revenues	86,117	83,531	262,328	255,761
Gross margin	196,142	167,762	598,115	536,299
Segment operating expenses	158,791	135,936	490,239	442,919
Segment income from operations	$37,351	$31,826	$107,876	$93,380

Business Services
Revenues
Access and service	$48,223	$46,833	$110,070	$141,115
Value-added services	827	638	2,604	2,198
Total revenues	49,050	47,471	112,674	143,313
Cost of revenues	29,317	29,361	58,148	88,836
Gross margin	19,733	18,110	54,526	54,477
Segment operating expenses	17,724	12,257	35,145	45,044
Segment income from operations	$2,009	$5,853	$19,381	$9,433

Consolidated
Revenues
Access and service	$300,613	$266,214	$884,878	$835,284
Value-added services	30,696	32,550	88,239	100,089
Total revenues	331,309	298,764	973,117	935,373
Cost of revenues	115,434	112,892	320,476	344,597
Gross margin	215,875	185,872	652,641	590,776
Direct segment operating expenses	176,515	148,193	525,384	487,963
Segment income from operations	39,360	37,679	127,257	102,813
Stock-based compensation expense	3,424	4,303	10,826	15,081
Amortization of intangible assets	3,372	3,836	8,407	10,874
Facility exit and restructuring costs (1)	—	54,820	(117)	54,820
Other operating expenses	12,938	10,608	41,554	41,693
Income (loss) from operations	$19,626	$(35,888)	$66,587	$(19,655)

EARTHLINK, INC.

Footnotes to Consolidated Financial Highlights

(1)

In August 2007, the Board of Directors of EarthLink approved a restructuring plan (the “Plan”). The Plan is intended to reduce operating costs and improve the efficiency of EarthLink’s organization. The Plan is the result of a comprehensive review of operations within and across EarthLink’s functions and businesses. Under the Plan, EarthLink will reduce its workforce by approximately 900 employees, consolidate its office facility in Atlanta, Georgia and close office facilities in Orlando, Florida; Knoxville, Tennessee; Harrisburg, Pennsylvania and San Francisco, California. The Plan will be phased out primarily during the third and fourth quarters of 2007. As a result of the Plan, EarthLink recorded facility exit and restructuring costs of $54.8 million during the third quarter of 2007, including $33.9 million for employee, personnel and related costs; $0.7 million for lease termination and facilities-related costs; $10.5 million for non-cash asset write-offs and impairments; and $9.7 million for other associated costs. In connection with the Plan, EarthLink expects to record total facility exit and restructuring costs of approximately $60.0 to $70.0 million, including $30.0 to $35.0 million for severance and personnel-related costs, $10.0 to $15.0 million for lease termination and facilities-related costs, $8.0 to $10.0 million for non-cash asset impairments and $8.0 to $10.0 million for other associated costs.

(2)

Adjusted EBITDA is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, and facility exit and restructuring costs. Adjusted EBITDA from Core Access Services is defined as earnings before interest income and other, net, income taxes, depreciation and amortization, stock-based compensation under SFAS No. 123(R), net losses of equity affiliate, gain (loss) on investments in other companies, net, facility exit and restructuring costs, and net investments in growth initiatives. Net income (loss) before facility exit and restructuring costs is defined as net income (loss) before facility exit and restructuring costs. Free cash flow is defined as income from operations before facility exit and restructuring costs, stock-based compensation expense under SFAS No. 123(R), and depreciation and amortization, less cash used for purchases of property and equipment and purchases of subscriber bases. Adjusted EBITDA, Adjusted EBITDA from Core Access Services, Net income (loss) before facility exit and restructuring costs and free cash flow are non-GAAP measures and are not determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are not indicative of cash provided or used by operating activities and may differ from comparable information provided by other companies, and they should not be considered in isolation, as an alternative to, or more meaningful than measures of financial performance determined in accordance with U.S. generally accepted accounting principles. These financial performance measures are commonly used in the industry and are presented because EarthLink believes they provide relevant and useful information to investors. EarthLink utilizes these financial performance measures to assess its ability to meet future capital expenditures and working capital requirements, to incur indebtedness if necessary, and to fund continued growth. EarthLink also uses these financial performance measures to evaluate the performance of its business, for budget planning purposes and as factors in its employee compensation programs. Since the elements of these financial performance measures are determined using the accrual basis of accounting and exclude the effects of certain capital, financing, acquisition-related, and facility exit and restructuring costs, investors should use them to analyze and compare companies on the basis of current period operating performance.

(3)

EarthLink’s business segments are strategic business units that are managed based upon differences in customers, services and marketing channels. EarthLink’s Consumer Services segment is a provider of integrated communications services and related value-added services to individual customers. These services include dial-up Internet access, high-speed Internet access, municipal wireless broadband and voice service, among others. EarthLink’s Business Services segment is a provider of integrated communications services and related value-added services to businesses and communications carriers. These services include managed data networks, dedicated Internet access and web hosting, among others. EarthLink evaluates performance of its operating segments based on segment income from operations. Segment income from operations includes revenues from external customers, related cost of revenues and operating expenses directly attributable to the segment, which include expenses over which segment managers have direct discretionary control, such as advertising and marketing programs, customer support expenses, site operations expenses, product development expenses, certain technology and facilities expenses, billing operation and provisions for doubtful accounts. Segment income from operations excludes other income and expense items and certain expenses that segment managers do not have discretionary control over. Costs excluded from segment income from operations include various corporate expenses (consisting of certain costs such as corporate management, human resources, finance and legal), amortization of intangible assets and stock- based compensation expense under SFAS No. 123(R), as they are not evaluated in the measurement of segment performance.

(4)	Represents full-time equivalents.

(5)

Subscriber counts do not include nonpaying customers. Customers receiving service under promotional programs that include periods of free service at inception are not included in subscriber counts until they become paying customers.

(6)	Paying customers who subscribe to EarthLink DSL and Home Phone service are counted as both a broadband subscriber and a voice subscriber.

(7)

In April 2007, EarthLink’s wholesale contract with Embarq expired. As a result, EarthLink removed 753,000 EarthLink supported Embarq customers from its broadband subscriber counts effective April 2007.

(8)

Churn rate is used to measure the rate at which subscribers discontinue service on a voluntary or involuntary basis. Churn rate is computed by dividing the average monthly number of subscribers that discontinued service during the period by the average subscribers for the period. Churn rate for the nine months ended September 30, 2007 does not include the adjustment for the removal of the 753,000 EarthLink supported Embarq customers.

(9)

Average subscribers for the three month periods is calculated by averaging the ending monthly subscribers or accounts for the four months preceding and including the end of the quarterly period. Average subscribers for the nine month periods is calculated by averaging the ending monthly subscribers or accounts for the ten months preceding and including the end of the period.

(10)

ARPU represents the average monthly revenue per user (subscriber). ARPU is computed by dividing average monthly revenue for the period by the average number of subscribers for the period. Average monthly revenue used to calculate ARPU includes recurring service revenue as well as nonrecurring revenues associated with equipment and other one-time charges associated with initiating or discontinuing services.